Exhibit 10.1
Colonial Properties Trust
Summary of 2008 Incentive Plan
          On January 31, 2008, the Executive Compensation Committee of the Board of Trustees (the “Committee”) adopted its annual incentive plan for 2008 and set specific performance goals and business criteria for the award of 2008 bonus payments to the executive officers identified as named executive officers in the Company’s 2007 proxy statement. Such bonuses are expected be paid in the first quarter of 2009. The performance goals and business criteria for 2008 are based on the following:
Criteria for the Chief Executive Officer (Reynolds Thompson) and the President/Chief Financial Officer (Weston Andress):
•	Achievement of weighted three year total shareholder return as compared to an index of comparable REITs; and

•	Achievement of weighted one year funds from operations growth per share as compared to an index of comparable REITs.
Criteria for the Chief Operating Officer (Paul Earle):
•	Achievement of weighted three year total shareholder return as compared to an index of comparable REITs;

•	Achievement of weighted funds from operations as compared to an index of comparable REITS; and

•	Achievement of multifamily same store net operating income growth per share as compared to an index of comparable REITs.
Criteria for the Executive Vice President, Office Division (Robert Jackson):
•	Achievement of weighted three year total shareholder return as compared to an index of comparable REITs;

•	Achievement of weighted funds from operations growth per share as compared to an index of comparable REITs;

•	Achievement of office joint venture performance and growth as compared to a targeted goal; and

•	Achievement of office division net operating income growth per share as compared to a targeted goal for the division.
          The amounts actually payable to the named executive officers are determined based on whether the executive’s performance meets the “threshold,” “median,” “target” or “maximum” level for each performance indicator. For each performance indicator, the “threshold” level is the 25th percentile, the “median” level is the 50th percentile, the “target” level is the 75th percentile and the “maximum” level is the 90th percentile.
          The “threshold” level is the minimum level of performance that will give rise to an annual incentive, which pays at a maximum of 1% of the base salary. The “median” level pays at the maximum of 125% of the base salary, “target” performance, which is the upper quartile expected level, pays at a maximum of 200% of the base salary, and “maximum” level, which refers to superior performance, pays at a maximum of 250% of the base salary. The performance payout thresholds were set as follows (as a percentage of 2008 base salary):
•	for the Chief Executive Officer and the President/Chief Financial Officer, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 125% of base salary, the “target” level pays at a maximum of 200% of base salary, and the “maximum” level pays at a maximum of 250% of base salary;

•	for the Chief Operating Officer, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 65% of base salary, the “target” level pays at a maximum of 150% of base salary, and the “maximum” level pays at a maximum of 200% of base salary; and

•	for the Executive Vice President, Office Division, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 50% of base salary, the “target” level pays at a maximum of 100% of base salary, and the “maximum” level pays at a maximum of 125% of base salary.

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